Exhibit 99.1

PRESS RELEASE

Rambus Appoints Luc Seraphin as President and Chief Executive Officer

SUNNYVALE, Calif. – Oct. 29 2018 – Rambus Inc. (NASDAQ: RMBS), today announced that its Board of Directors has appointed Luc Seraphin as president and chief executive officer, effective immediately.

Eric Stang, Chairman of the Rambus Board of Directors, said, “We are very pleased to have Luc as CEO. Our search process was exhaustive, and Luc’s strategic vision, leadership, and focus on execution made him the obvious choice to lead Rambus to its next phase of success. His deep familiarity with Rambus and demonstrated leadership in developing our go forward execution-oriented strategy over the past few months allows the company to move forward quickly.”

“Rambus has long been seen as a forward-thinking company continually on the leading edge of technology and is well positioned to deliver on the promise of data, faster and safer. There are tremendous opportunities ahead for our product and IP businesses and I look forward to continuing my leadership with a focus on shareholder value,” said Luc Seraphin, president and CEO of Rambus.

Mr. Seraphin has been performing as interim CEO since June 2018. With over 20 years of experience managing global businesses, Luc brings the overall vision and leadership necessary to drive future growth for the company. Prior to this role, Luc served at Rambus as Senior Vice President & General Manager of the Memory and Interfaces Division, Rambus’ largest business unit. During his time at the Company, Mr. Seraphin has overseen sales, customer support and engineering operations, increasing Rambus’ market footprint for its high-speed IP cores and DDR4 memory buffer chipset and positioning the Company as a leader in next-generation DDR5 memory buffer chips.

Audio Conference Call

Rambus will discuss this announcement as part of the conference call on October 29, 2018 at 2:00 p.m. Pacific Time to discuss its third quarter 2018 results. This call will be webcast and can be accessed via Rambus’ website at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website or for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 4888626.

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Company website: rambus.com

Rambus blog: rambus.com/blog

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

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About Rambus Inc.

Dedicated to making data faster and safer, Rambus creates innovative hardware, software and services that drive technology advancements from the data center to the mobile edge. Our architecture licenses, IP cores, chips, software, and services span memory and interfaces, security, and emerging technologies to positively impact the modern world. We collaborate with the industry, partnering with leading chip and system designers, foundries, and service providers. Integrated into tens of billions of devices and systems, our products and technologies power and secure diverse applications, including Big Data, Internet of Things (IoT) security, mobile payments, and smart ticketing. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

(408) 462-8306

cpasinetti@rambus.com